SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

______________________________________________________________________________

Name:              Cohen & Steers Enhanced Closed-End Opportunity Fund, Inc.

Address of Principal Business Offices  (No. & Street, City, State, Zip Code):

                                 280 Park Avenue
                            New York, New York 10017

Telephone Number (including area code):     (212) 832-3232

Name and address of agent for service of process:

                              John E. McLean, Esq.
                   c/o Cohen & Steers Capital Management, Inc.
                                 280 Park Avenue
                            New York, New York 10017

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                               Yes [X] No [ ]



Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification to be duly signed on its behalf in the City of New York and State of New York on the 12th day of March, 2007.

                                 Cohen & Steers Enhanced Closed-End Opportunity Fund, Inc.


                                 By:      /S/  ADAM M. DERECHIN
                                          Name:    Adam M. Derechin
                                          Title:   President


Attest:      /S/  JAMES GIALLANZA
             Name:    James Giallanza
             Title:   Treasurer